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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WORLD ENERGY SOLUTIONS, INC.

(Exact Name of Registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation or organization)

65-0783722

(I.R.S. Employer Identification No.)

3900A 31st Street North, St. Petersburg, Florida 33714

(Address of principal executive offices and Zip Code)

WORLD ENERGY SOLUTIONS, INC.

STOCK GRANT AND OPTION PLAN 2008

(Full Title of the Plan)

Clifford J. Hunt, Esquire

Law Office of Clifford J. Hunt, P.A.

8200 Seminole Boulevard,

Seminole, Florida 33772

(727) 471-0444

(Name, address and telephone number of agent for service)

Copies to:

Benjamin C. Croxton, CEO

World Energy Solutions, Inc.

3900A 31st Street North, St. Petersburg, Florida 33714

(727) 525-5552

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer (__)

Accelerated filer (__)

Non-accelerated filer (__)

Smaller reporting company (_x_)

 (Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock par value $.0001	20,000,000	$0.075	$1,500,000.00	$58.95

(1)

Covers an aggregate of 20,000,000 shares of Common Stock that may be issued under the World Energy Solutions, Inc. Stock Grant and Option Plan 2008. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for purposes of computing the amount of the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share is based on the reported average of the high and low prices for the Registrant’s Common Stock on the OTC Bulletin Board on November 12, 2008.

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PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

The documents containing the World Energy Solutions, Inc. Stock Grant and Option Plan 2008 (the “Plan”) required by Item 1 of Form S-8 will be sent or given to the pertinent individual(s) as specified by Rule 428 under the Securities Act, as amended. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. We shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, we shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file. The Company will also provide copies of this Registration Statement, as amended or supplemented from time to time, any other documents (or parts of documents) that constitute part of the prospectus under Section 10(a) of the Securities Act, or which Rule 428(b) under the Securities Act requires us to deliver, and its Annual Report to Stockholders, without charge to each such person, upon written or oral request. Such persons should direct all requests to:

Corporate Secretary

World Energy Solutions, Inc.

3900A 31st Street N.

St. Petersburg, Florida 33714

Telephone: (727) 525-5552

We established the Plan effective September 18, 2008 covering 20,000,000 shares of our common stock, to provide us with flexibility and to conserve our cash resources in compensating certain of our technical, administrative and professional employees and consultants. The issuance of shares under the Plan is restricted to persons and firms who are closely-related to us and who provide services in connection with the development and production of our products and services or otherwise in connection with our business.

The Plan authorizes us currently to issue up to 20,000,000 shares of our common stock. Securities must be issued only for bona fide services. Shares are awarded under the Plan pursuant to individually negotiated compensation contracts or as determined and/or approved by the Board of Directors or compensation committee. The eligible participants include directors, officers, employees and non-employee consultants and advisors. There is no limit as to the number of securities that may be awarded under the Plan to a single participant. We anticipate that a substantial portion of the securities to be issued under the Plan will be issued as compensation to our employees, directors, technical consultants and advisors who provide services in the development and promoting of our various products and services and assisting the Company in developing our internal infrastructure, our strategic planning, and our acquisition and strategic alliance program.

The Plan does not require restrictions on the transferability of securities issued thereunder. However, such shares may be restricted as a condition to their issuance where the Board of Directors deems such restrictions appropriate. The Plan is not subject to the Employee Retirement Income Securities Act of 1974 ("ERISA"). Restricted shares awarded under the Plan are intended to be fully taxable to the recipient as earned income.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

A. our Annual Report on Form 10-KSB for the Year Ended December 31, 2007, as amended;

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B. all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) since the end of the year covered by the Registrant’s annual report incorporated by reference herein pursuant to (A) above;

C. our Quarterly Report on Form 10-Q, as amended for the period ended March 31, 2008, as filed with the Commission;

D. our Quarterly Report on Form 10-Q, as amended for the period ended June 30, 2008, as filed with the Commission;

E. the description of our Common Stock, par value $.0001 per share, set forth in our Registration Statement on Form 10SB12G filed on November 23, 1998, including any amendment or report filed for the purpose of updating such description; and

F. all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The Registrant’s common stock is registered under Section 12(g) of the Exchange Act.  The Company’s Amended and Restated Articles of Incorporation authorize the issuance of up to 750,000,000 shares of common stock ($.0001 par value) of which 91,442,967 shares were issued and outstanding as of November 10, 2008.

Item 5. Interests of Named Experts and Counsel.

Our securities counsel, Clifford J. Hunt, Esquire, is deemed to be a beneficial owner of 500,000 shares of our common stock previously acquired by his spouse, Nancy W. Hunt, Esquire.

Item 6. Indemnification of Directors and Officers.

The Company has no provision for indemnification in its By-Laws.  Section 607.0850 of the Florida Statutes authorizes a corporation to indemnify any person if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.  A corporation shall have the power to indemnify any person against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (b) to the Registrant with respect to payments which may be made

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by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number and Description	Location Reference

(a)

Financial Statements

(b)

Exhibits required by Item 601, Regulation S-K:

(3.0)

Articles of Incorporation and Bylaws

(3.1)

Articles of Incorporation (as amended)

See Note 1 (below)

(3.2)

Bylaws

See Note 2 (below)

(4.0)

Instruments Defining Rights of Security Holders

(4.1)

Specimen Certificate for Common Stock

Filed Herewith

(4.2)

Specimen Certificate for Class A Convertible

Preferred Stock

See Note 3 (below)

(4.3)

Specimen Certificate for Class B Convertible

Preferred Stock

Filed Herewith

(4.4)

Specimen Certificate for Class C Convertible

Preferred Stock

Filed Herewith

(4.5)

World Energy Solutions, Inc.

Stock Grant and Option Plan 2008

Filed Herewith

(5.0)

Opinion re Legality

(5.1)

Opinion of Law Office of Clifford J. Hunt, P.A.

Filed Herewith

(10.0)

Material Contracts

(10.1)

Employment Agreement with Benjamin Croxton

dated January 31, 2006

See Note 4 (below)

(10.2)

Employment Agreement with Mike Prentice

dated January 31, 2006

See Note 4 (below)

(23)

Consents of Experts and Counsel

(23.1)

Consent of Ferlita, Walsh & Gonzalez, P.A.

Filed Herewith

(23.2)

Consent of Law Office of Clifford J. Hunt, P.A.

(included in Exhibit 5.1)

Filed Herewith

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Exhibit Key

Note 1	Incorporated by reference to the Company’s quarterly report on Form 10-QSB filed with the Securities and Commission on August 14, 2007.
Note 2	Incorporated by reference to the Company’s registration statement on Form 10-SBA filed with the Securities and Exchange Commission on February 2, 1999.
Note 3	Incorporated by reference to the Company’s Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2006.
Note 4	Incorporated by reference to the Company’s Form S-8 filed with the Securities and Exchange Commission on January 31, 2006.

Item 9.  Undertakings.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter

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has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

Date:  November 26, 2008

/s/ BENJAMIN C. CROXTON

BENJAMIN C. CROXTON,

Chief Executive Officer

Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin C. Croxton, as true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 26th day of November, 2008.

Date:

November26, 2008

By:  /s/ BENJAMIN C. CROXTON

BENJAMIN C. CROXTON,

Chief Executive Officer

Chief Financial Officer

Director

November 26, 2008

By:  /s/ MIKE PRENTICE

MIKE PRENTICE,

President

Chairman of the Board of Directors

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November 26, 2008

By: /s/ PETER W. JAMES

PETER W. JAMES,

Chief Operating Officer

Director

November 26, 2008

By: /s/ ROBERT KRATZ

ROBERT KRATZ,

Director

November 26, 2008

By: /s/ DAVID ZAZOFF

DAVID ZAZOFF,

Director

November 26, 2008

By: /s/ GEORGE LAURO

GEORGE LAURO,

Director